Exhibit 10.4

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

JOHN DEERE LANDSCAPES LLC

AND

DEERE & COMPANY

DATED AS OF DECEMBER 23, 2013

ii

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated as of December 23, 2013, by and between JOHN DEERE LANDSCAPES LLC, a Delaware limited liability company (the “Company”), on behalf of itself and its Affiliates, and DEERE & COMPANY, a Delaware corporation (“Seller Parent”), on behalf of itself and its Affiliates. The Company and Seller Parent are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, CD&R Landscape Holdings, L.P., a Cayman Islands exempted limited partnership (“Investor”), Seller Parent and the Company are parties to an Investment Agreement, dated as of October 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Investment Agreement”); and

WHEREAS, the Investment Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties shall enter into this Agreement to provide for, among other things, certain transition services for specified periods following the Closing, all as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Defined Terms. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Investment Agreement and (b) the following terms shall have the meanings hereinafter specified:

“AAA” shall have the meaning set forth in Section 8.5(d).

“Additional Services” shall have the meaning set forth in Section 2.1(c).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person; provided, that for purposes of this Agreement, the Company and the Company Subsidiaries shall not be considered “Affiliates” of Seller Parent.

“Agreement” shall mean this Transition Services Agreement, including the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Arbitrator” shall have the meaning set forth in Section 8.5(d).

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Contract Manager” shall have the meaning set forth in Section 8.5(a).

“Contract Managers” means, collectively the Company Contract Manager and the Seller Parent Contract Manager.

“Consent” shall have the meaning set forth in Section 2.1(f).

“Disclosing Party” shall have the meaning set forth in Section 8.3(a).

“Dispute” shall have the meaning set forth in Section 8.5(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facilities” shall have the meaning set forth in Section 2.4(a).

“Force Majeure Event” shall have the meaning set forth in Section 5.1.

“Information” shall have the meaning set forth in Section 8.3(a).

“Internal IT Systems” shall mean the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure used, owned or leased by Seller Parent and/or any of its Affiliates, on one hand, or by the Company and/or any of its Affiliates, on the other hand.

“Investment Agreement” shall have the meaning set forth in the recitals hereto.

“Investor” shall have the meaning set forth in the recitals hereto.

“Licensee” shall have the meaning set forth in Section 8.4(a).

“Licensor” shall have the meaning set forth in Section 8.4(a).

“Migration Services” shall have the meaning set forth in Section 2.1(g).

“New Security Threat” means a new security related issue or issues related to new technology or threats, in each case which represents a material threat to the integrity of the Internal IT Systems or data so threatened.

“Notice of Dispute” shall have the meaning set forth in Section 8.5(c).

“Omitted Services” shall have the meaning set forth in Section 2.1(b).

“Parties” and “Party” shall have the meanings set forth in the introductory paragraph hereof.

“Personally Identifiable Information” means any information received by Provider from Recipient in connection with the performance of such Provider’s obligations hereunder (a) from which an individual may be identified or authenticated, or (b) regarding such Recipient’s past, present or prospective customers, employees or agents, including (i) any individual’s name, business or home address, e-mail address, computer IP address, telephone number, social security number or other identification number issued by a Governmental Body, (ii) any information regarding an individual’s bank accounts and other similar accounts, (iii) any information regarding an individual’s medical history or treatment, and (iv) any other information of or relating to an individual that is protected from unauthorized disclosure by applicable Law.

“Provider” shall mean Seller Parent or any of its Affiliates, in such Person’s capacity as a Person providing Services hereunder, as described on Schedule A.

“Provider Withholding Taxes” shall have the meaning set forth in Section 3.3(a).

“Recipient” shall mean the Company or any Company Subsidiary, in such Person’s capacity as a Person receiving Services hereunder, as described on Schedule A.

“Receiving Party” shall have the meaning set forth in Section 8.3(a).

“Reference Period” shall mean the twelve (12) month period preceding the date hereof.

“Related Persons” of a Party shall mean the Affiliates of a Party, and the officers, employees, directors, agents and contractors of such Party and its Affiliates; provided, that with respect to any Service, Providers’ “Related Persons” shall not include Recipient of such Service and its “Related Persons.”

“Required Technology” shall have the meaning set forth in Section 2.4(b).

“Rules” shall have the meaning set forth in Section 8.5(d).

“Sales Taxes” shall have the meaning set forth in Section 3.3(a).

“Schedule A” shall mean Schedule A to this Agreement.

“Security Regulations” shall have the meaning set forth in Section 2.4(b).

“Seller Parent” shall have the meaning set forth in the introductory paragraph hereof.

“Seller Parent Contract Manager” shall have the meaning set forth in Section 8.5(a).

“Separation Services” shall have the meaning set forth in Section 2.1(g).

“Service” or “Services” shall mean (i) those services, (ii) access to those facilities, networks, equipment and software, and (iii) other assistance, each as listed and described on Schedule A, including the Additional Services and Omitted Services.

“Service Manager” shall have the meaning set forth in Section 8.5(b).

“Service Period” shall have the meaning set forth in Section 4.1(a).

“Tax” or “Taxes” means all taxes of any kind whatsoever (whether payable directly or by withholding), including franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, social security, wages, pension, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any governmental or taxing authority.

“Virus(es)” means any malicious computer code or instructions that have a material adverse effect on the operation, security or integrity of (a) a computing, telecommunications or other electronic operating or processing system or environment, (b) software programs, data, databases or other computer files or libraries or (c) computer hardware, networking devices or telecommunications equipment, including (i) viruses, trojan horses, malware, time bombs, undisclosed back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (ii) similar malicious code or data.

Section 1.2 Interpretation; Schedules. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

ARTICLE II

Agreement to Provide and Receive Services

Section 2.1 Provision of Services.

(a) Provider shall provide to Recipient the Services in accordance with the terms, limitations and conditions set forth herein and on Schedule A.

(b) In the event that Recipient desires to have Provider provide any service that was provided by Provider to Recipient or otherwise in respect of the Business during the Reference Period, but is not listed on Schedule A (each, an “Omitted Service”), Provider shall provide such Omitted Service to such Recipient as promptly as reasonably practicable and on terms to be negotiated by the Parties in good faith; provided, however, that if an Omitted Service is readily and expeditiously available to Recipient from providers other than Provider, Provider may require Recipient to use diligent efforts to identify and enter into commercially reasonable arrangements with such a provider with respect to the provision of the Omitted Service. In the event that Provider is required to provide any such Omitted Service, the Parties will enter into an amendment to this Agreement amending Schedule A to reflect such Omitted Service, and such Omitted Service shall be deemed to be part of this Agreement and the Services from and after the date of such amendment. Notwithstanding the foregoing, Omitted Services shall not include, and Provider shall not be obligated to provide, (i) any of the services set forth on Schedule B or (ii) any human resources related service not listed on Schedule A (unless any such service was inadvertently omitted from Schedule A, in which case, such service shall be an Omitted Service unless the parties determine reasonably and in good faith that such service is not necessary for the operation of the Business during the term of this Agreement).

(c) In the event that Recipient desires to have Provider provide additional services that are not Omitted Services (“Additional Services”), Provider, in its sole discretion, may agree to provide or to cause one of its Affiliates to provide such Additional Services, and if so agreed the Parties shall negotiate in good faith to agree on the terms upon which Provider would provide such Additional Services. In the event that Provider agrees to provide any such Additional Service, the Parties will enter into an amendment to this Agreement amending Schedule A to reflect such Additional Service, and such Additional Service shall be deemed to be part of this Agreement and the Services from and after the date of such amendment.

(d) Subject to the other provisions of this Agreement, each Service shall be provided to Recipient on the bases of the fee set forth on Schedule A, which fee shall be equal to Provider’s good faith calculation, based upon commercially reasonable metrics, of the cost, without mark-up, of providing the Service to the Business, including the allocable cost of any Person performing such activities (including reasonable allocations, consistent with past practice, of the costs related to the performance of the Services for the Business). Except to the extent otherwise set forth in Schedule A, such fee shall be exclusive of (and Recipient shall pay to Provider) any reasonable out-of-pocket expenses incurred related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Provider’s personnel in connection with performing the Services. For the avoidance of doubt, subject to the other provisions of this Agreement, any Services to be performed by a third-party provider selected by Provider shall be provided to Recipient at a cost equal to the actual out-of-pocket payments made by Provider or its Affiliates to such third-party provider for performing such Services. Except as set forth in Schedule A, for any Service where the price for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, including due to circumstances described in Section 3.1(b) or Article V, the fees for such Services payable by Recipient will be prorated to reflect the number of days such Services were actually provided during such month on the basis of a thirty (30) day month.

(e) Recipient shall be responsible for the fees of, and Provider shall not be required to use or advance its own funds for, any payment obligation of Recipient (including employee compensation payments, employee benefit payments and payments to fund checks issued or wire transfer payments made on behalf of Recipient).

(f) Provider shall be responsible for obtaining any waivers, permits, consents or similar approvals with respect to agreements with third parties (any such waiver, permit, consent or similar approval, a “Consent”) and paying any one-time payments or fees to third parties that may be necessary for Provider to perform the Services. Each of Provider and Recipient shall be responsible for fifty percent (50%) of the costs paid to a third party pursuant to the preceding sentence. Recipient shall be responsible for paying any periodic license fees, royalties or other payments or fees to third parties that may be necessary for Recipient to receive the Services, except to the extent such license fees, royalties or other payments or fees are included in the fee for the Services as provided in Schedule A. If, after using its commercially reasonable efforts, Provider is unable to obtain any such Consent, the Parties shall work together to agree upon a commercially reasonable alternative arrangement. Any costs and expenses incurred by Provider in connection with the implementation of any such commercially reasonable alternative arrangement shall be borne by Recipient. As long as Provider otherwise complies with this Section 2.1(f) in its entirety, failure to obtain any Consent, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof.

(g) Recipient acknowledges the transitional nature of the Services. Accordingly, as promptly as practicable following the date hereof, Recipient agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternative third-party sources to provide the Services. Provider shall, and shall use commercially reasonable efforts to cause any third-party provider of Services to, (i) assist Recipient in connection with the transition from the performance of Services by Provider to the performance of such Services by Recipient, which may include assistance with the transfer of records, migration of historical data, the transition of any such Service from the Internal IT Systems of Provider to the Internal IT Systems of Recipient and cooperation with and assistance to any third-party consultants engaged by Recipient in connection with such transition (“Migration Services”), taking into account the need to minimize the cost of such migration and the disruption to the ongoing business activities of the Parties and their Affiliates and (ii) separate logically and physically the Internal IT Systems and data of Seller and the Non-Company Affiliates from the Internal IT Systems and data of the Company and the Company Subsidiaries, in such a manner that the Internal IT Systems and data of the Company and the Company Subsidiaries are not accessible to Seller and Non-Company Affiliates and the Internal IT Systems and data of Seller and Non-Company Affiliates are not accessible to the Company and the Company Subsidiaries, in each case, after the Closing, except as and to the extent otherwise set forth in this Agreement (“Separation Services”).

(h) The Parties acknowledge and agree that:

(i) the Separation Services, and the internal planning of the Services and the Migration Services, shall be provided to Recipient at no cost; and

(ii) the Migration Services, except as set forth in clause (i) of this Section 2.1(h), shall be provided to Recipient on the bases of the fees set forth on Schedule A, which fees shall (i) in the case of Migration Services provided by Provider, be equal to Provider’s actual cost, without mark-up, of providing such services during the Service Period, including the allocable cost of any Person performing such services and (ii) in the case of Migration Services provided by a third party, the terms (including pricing) pursuant to which such Migration Services will be provided shall be on terms no less favorable in the aggregate to Recipient than those set forth in Schedule A.

(i) Provider shall provide Recipient the same reports and filings that it provided during the Reference Period with respect to the Services in the same form and at the same times as provided during the Reference Period or otherwise agreed to in writing by the Parties. The Services rendered for any particular month shall include the preparation and delivery of any reports, filings or other work related to such month even though performed after the end of the particular month in question.

Section 2.2 Cooperation; Access. Subject to the other provisions of this Agreement, Provider and Recipient agree to cooperate with each other in all matters relating to the provision and receipt of the Services. Each Party shall, and shall cause any applicable Affiliates to, make available on a timely basis to the other Party all information and materials requested by the other Party to the extent reasonably necessary for the purposes of providing and receiving the Services in accordance with this Agreement and the Investment Agreement. Each Party shall, upon reasonable notice, give the other Party reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises to the extent reasonably necessary for the purposes of providing and receiving Services.

Section 2.3 Books and Records. Provider shall keep books and records of the Services provided and reasonable supporting documentation of all charges and expenses incurred in providing such Services and shall produce written records that verify (in reasonable detail) the dates and times during which the Services were performed. Provider shall make such books and records and documentation (including financial data required for filings and audits, in either electronic or paper form) available to the Recipient (i) upon reasonable written notice, during normal business hours, (ii) subject to reasonably imposed security procedures and limitations and (iii) subject to compliance with Section 8.3.

Section 2.4 Security of Systems and Data.

(a) The Parties shall work together (i) to ensure that Provider is able to maintain its current level of security with respect to all of its facilities, networks and systems used in connection with the Services and all of the data contained therein throughout the term of this Agreement and (ii) to address any New Security Threat (including compliance with applicable Law related to such New Security Threat) and maintain the security and protection of Personally Identifiable Information. Access to facilities, networks and systems (the “Facilities”) by any Party or any Affiliate of any Party in accordance with the terms of the Investment Agreement or Schedule A shall not be deemed to be a breach of the immediately preceding sentence.

(b) To the extent that the performance or receipt of Services or access to Facilities hereunder requires any Party or its Affiliates to have access to the other Party’s or its Affiliates’ Internal IT Systems (including third-person services, e-mail and access to computer networks, database and equipment) owned, licensed, leased or used by such other Party or its Affiliates (“Required Technology”), such other Party or its Affiliates shall provide limited access to such Required Technology in accordance with applicable Law and subject to the security, use, Virus protection, disaster recovery and confidentiality policies and procedures (including physical security, network access, internet security, confidentiality and processing of Personally Identifiable Information and security guidelines and procedures) of such Party, as they may be amended from time to time, provided that such policies were in effect at the time of such access and are made known to the other Party’s personnel who are seeking such access prior to such access (the “Security Regulations”). Provider shall have the right to request that any person accessing its technology or Required Technology execute a customary and commercially reasonable access agreement in form and substance reasonably satisfactory to Provider. Each of the Parties shall, and shall cause each of its Affiliates and personnel having access to the Required Technology to (i) comply with all of such Party’s or its Affiliates’ Security Regulations that are applicable to the provision of any Service or access to any Facility; (ii) not tamper with, compromise or circumvent any security or audit measures employed by such Party or its Affiliate whose Required Technology is being accessed; (iii) ensure that only those users who are specifically authorized by such Party or its Affiliates, as the case may be, gain access to the Required Technology; and (iv) use commercially reasonable efforts to prevent unauthorized destruction, alteration or loss of information contained therein by such users. The rights of access to the Required Technology granted hereunder shall be restricted to user access only, and shall not include privileged or higher level access rights or rights to functionality. Other than as specifically permitted under this Agreement, no Person shall have any rights of access to the other Party’s Required Technology or Internal IT Systems. Notwithstanding the foregoing, Recipient shall use its commercially reasonable efforts to achieve a state as soon as reasonably practicable following the date hereof where the performance or receipt of the Services hereunder will not require it or its Affiliates to have access to Provider’s or its Affiliates’ Required Technology.

(c) While Services are being provided hereunder, each Party shall take commercially reasonable measures to ensure that, in connection with the provision or receipt of any Services or access to any Facilities, no Virus or similar items are coded or introduced into either its own (including its Affiliates’) or the other Party’s (including its Affiliates’) Internal IT Systems. If, in connection with the provision of any Services or access to any Facilities, a Virus is found to have been introduced into such Internal IT Systems, each Party shall use commercially reasonable efforts to cooperate and to diligently work together with the other Party, each at its own cost, to eliminate the effects of such Virus.

(d) The Parties shall, and shall cause their respective Providers and Recipients to, exercise commercially reasonable care or such higher standard that may be required by applicable Laws to prevent unauthorized Persons from accessing the Services, Facilities, Personally Identifiable Information, Required Technology or other Internal IT Systems of the other Party and its Affiliates, including (i) promptly terminating the rights of any user under its control that has sought to circumvent or has circumvented the applicable Security Regulations and (ii) promptly notifying the other Party if it learns that an unauthorized Person has accessed or may access any Required Technology or other Internal IT Systems of such other Party.

(e) The Contract Managers shall be advised promptly of any material breach of the provisions of this Section 2.4 or any breach of the Security Regulations or unauthorized access to Personally Identifiable Information, the Required Technology, Facilities or other Internal IT Systems used hereunder. If such breach has not been rectified or such unauthorized access has not been terminated within three (3) days from the notice to the Contract Managers, the matter shall be immediately escalated to the Contract Managers and resolved in accordance with Section 8.5 on an expedited basis.

(f) Provider shall use the same level of effort and services as used or caused to be used, to recover or recreate Provider’s own lost data prior to the Closing but in no event less than a commercially reasonable effort, to recover or recreate any data lost or destroyed in performing any Services or providing access to any Facility due to Provider’s negligence, at Provider’s cost. In addition, Provider shall, at the reasonable request of Recipient, use commercially reasonable efforts (or as otherwise required by applicable Law) to restore or procure the restoration of such Personally Identifiable Information to its state immediately prior to any corruption or loss.

Section 2.5 Entire Agreement Relating to Services. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDER MAKES NO OTHER REPRESENTATIONS, STATEMENTS, COVENANTS OR WARRANTIES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THOSE RELATING TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

ARTICLE III

Services; Payment; Independent Contractor

Section 3.1 Service Quality.

(a) Unless otherwise agreed in writing by the Parties and subject to the other provisions of this Agreement, Provider shall provide Services and, with respect to Services provided by third parties, shall use its commercially reasonable efforts to cause such Services to be provided, (i) in a manner and quality that are consistent with Provider’s provision of such Services or other similar services for itself or its Affiliates during the Reference Period, except as otherwise provided in Schedule A, (ii) in the case of Services provided by Provider, as if Provider were performing such Services for itself or its Affiliates, (iii) in the case of Services provided by Provider, with the same priority it accords its own operations and those of its Affiliates, (iv) in a professional and competent manner and (v) in compliance with applicable Law. Recipient acknowledges that Provider is not in the business of providing the Services and is providing the Services to Recipient solely for the purpose of facilitating the transactions contemplated by the Investment Agreement. Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of Recipient. All employees and representatives providing the Services shall be under the direction, control and supervision of Provider (and not of Recipient), and Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of Recipient. Notwithstanding anything to the contrary herein, if (a) the quality of performance of any Service provided by Provider hereunder falls below the standard required by Section 3.1(a) or (b) there is an error or defect in the provision of any Service (except, in each case, to the extent Provider is excused pursuant to Article V or is hindered as a result of Recipient’s breach of this Agreement), Provider shall, at its sole expense, use its commercially reasonable efforts to remedy such substandard quality or performance or to correct such error or defect or re-perform such Service, as the case may be, as promptly as reasonably practicable. If Provider does not cure such substandard quality or performance, or correct such error or defect or re-perform such Service, as the case may be, within fifteen (15) Business Days after receiving notice thereof from Recipient, Recipient may, in addition to any other rights Recipient may have under this Agreement or under Law, (i) withhold any reasonable amount it determines in good faith is required to compensate Recipient for any failure by Provider to satisfy any such performance standard or any such error or defect (which amount shall not exceed the fees of such Service with respect to which the quality or performance has fallen below such performance standard or in respect of which there has been an error or defect) and (ii) obtain any replacement service from a third party, and Provider shall pay the reasonable cost of any such replacement service, less the amount Recipient is required to pay pursuant to this Agreement for the Service that was replaced.

(b) Subject at all times to Section 3.1(a), Provider shall have the right to shut down temporarily for routine scheduled maintenance purposes (which shall be substantially consistent with Provider’s operations and maintenance policies during the Reference Period) the operation of the facilities, networks and/or systems providing any Service whenever in its judgment, reasonably exercised, such action is necessary; provided, that such shutdown shall always be planned to be performed outside normal business hours, or if not so possible, be planned so that such shutdown shall not unduly and adversely affect Recipient’s operations to which the provision of such Service relates; provided, further, that Provider must provide at least thirty (30) days’ prior written notice of a scheduled shutdown to Recipient. In the event nonscheduled maintenance is reasonably necessary, (i) Provider shall notify Recipient as much in advance as reasonably practicable under the circumstances and (ii) Recipient shall receive the same treatment as Provider’s internal business units with respect to such shutdown and the provision of assistance to Recipient in securing substitute Services. Subject at all times to Section 3.1(a), and except to the extent maintenance is necessary due to Provider’s or any of its Related Persons’ gross negligence or willful misconduct, Provider shall be relieved of its obligations to provide Services that require the use of such facilities, networks or systems only for the period of time that such facilities, networks and/or systems are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to disrupt the conduct of the business of the Recipient in the ordinary course. Provider shall consult with Recipient prior to temporary shutdowns to the extent reasonably practicable or, if not reasonably practicable, immediately thereafter in order to establish alternative sources for such Services. To the extent commercially reasonable, Provider will afford Recipient the benefit of any arrangements for substitute services that Provider makes on its own behalf. In the event that Provider shuts down pursuant to this Section 3.1(b) and Services are not provided during such shutdown, Recipient shall not be obligated to pay for such affected Services for the duration of the shutdown and Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the shutdown from a third-party provider (in which case, unless the shutdown arises from a Force Majeure Event, Provider shall pay the reasonable cost of any such replacement service, less the amount Recipient is required to pay pursuant to this Agreement for the Service that was replaced).

Section 3.2 Payment. Recipient shall compensate Provider for all Services actually provided pursuant to this Agreement. Invoices will be rendered each month by Provider to Recipient for Services delivered during the preceding month and for any other sums due under Section 2.1(b), Section 3.3 and Section 7.3. Each such invoice shall set forth in reasonable detail a description of such Services and the amounts charged therefor and shall be payable in immediately available funds thirty (30) days after the date thereof, after which date such amounts (if yet unpaid by Recipient) shall accrue interest at the Prime Rate through the date of payment. Except as otherwise set forth in this Agreement, Recipient may not deduct, set-off, counterclaim or otherwise withhold any amount owed to it by Provider (on account of any obligation owed by Provider) against the charges payable or against the expenses owed by such Recipient to Provider pursuant to this Agreement; provided, however, that notwithstanding the foregoing, in the event Recipient disputes any amount on an invoice, Recipient shall notify Provider in writing within ten (10) Business Days after Recipient’s receipt of such invoice and shall describe in detail the reason for disputing such amount, and will be entitled to withhold such amount during the pendency of the dispute. The provisions of Section 8.5 shall apply with respect to any disputed amount. Upon resolution of the dispute, to the extent

Recipient owes Provider some or all of the amount withheld, it shall promptly pay such applicable amount to Provider, together with any applicable interest payment calculated in accordance with this Section 3.2. Recipient shall timely pay the undisputed portion of each invoice in the manner set forth in this Agreement.

Section 3.3 Sales Taxes and Withholding Taxes.

(a) Any federal, state, local or foreign sales, use, value added, goods and services, or other similar Taxes (but not including any Taxes based upon or calculated by reference to income, receipts or capital or withholding Taxes) sustained, incurred, or levied with respect to the sale, performance, provision or delivery of Services (“Sales Taxes”) will be payable by Recipient to Provider in accordance with Section 3.2. The amounts set forth for each Service on Schedule A do not include Sales Taxes and will be separately stated on the relevant invoice to Recipient. Provider shall be solely responsible for payment of all such Sales Taxes to the applicable Governmental Body. Provider shall also be solely responsible for timely withholding and remitting to the applicable Governmental Body any employment, income or other similar Taxes required by applicable Law to be withheld in respect of compensation paid by Provider to its employees related to the sale, performance, provision or delivery of Services (the “Provider Withholding Taxes”). Provider shall timely prepare and file all Tax Returns required to be filed with any Governmental Body with respect to such Sales Taxes and Provider Withholding Taxes and, in the case of value-added taxes, timely provide Recipient with valid value-added tax invoices in accordance with applicable Law. Notwithstanding the foregoing, in the case of all Sales Taxes, Recipient shall not be obligated to pay such Sales Taxes if and to the extent that Recipient has provided valid certificates or other applicable documentation that, to the reasonable satisfaction of Provider, would eliminate or reduce the obligation of Provider to collect and/or pay such Sales Taxes.

(b) Any and all payments under, or otherwise for Services provided pursuant to, this Agreement shall be made net of withholding Taxes to the extent required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment, then Recipient shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law. Provider and Recipient agree to cooperate in good faith to reduce or eliminate withholding Taxes to the extent permitted by applicable Law, including by informing the other party promptly after becoming aware of the imposition of such a withholding Tax.

Section 3.4 Uses of Services. Provider shall be required to provide Services only to Recipient (subject to Section 8.2) in connection with Recipient’s operation of its business substantially as conducted during the Reference Period. Recipient shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with Recipient’s operation of its business substantially as conducted during the Reference Period. With respect to Services provided under the contracts identified on Schedule D, Recipient will comply with the terms of such contracts (in the form in which such contracts have been provided to the Recipient) applicable to the Recipient in the use of the relevant Services.

Section 3.5 Location of Services. Provider will not be required to render any Service in a particular location that would necessitate that Provider qualify to do business in any location or jurisdiction other than the locations and jurisdictions where Provider does business or conducted business during the Reference Period.

Section 3.6 No Violation of Laws. Neither Provider nor any third-party service providers shall be required to provide all or any part of any particular Service to the extent that providing such Service, upon written advice of counsel, would require Provider to violate any applicable Laws. In such case, Provider shall use its commercially reasonable efforts to arrange for an alternative method of delivering such Service that does not violate any applicable Laws. Recipient shall bear the costs for such alternative method (other than the reasonable costs incurred in the arrangement of any such alternative method, which costs shall be borne by Provider) up to the maximum fees for such Service set forth on Schedule A. Provider and Recipient shall bear equally any costs (i) for provision of such alternative method that exceed the maximum fees for such Service set forth on Schedule A and (ii) arising from such alternative methods as are required to address assumptions of Provider and Recipient in connection with the Services that prove to be incorrect. Costs relating to planning and setting up such alternative methods shall be shared equally between the Parties.

Section 3.7 Provision of Services.

(a) Recipient acknowledges and agrees that it has no right hereunder to require that Provider perform the Services hereunder with specifically identified employees.

(b) With respect to any Service, Provider may, upon ten (10) Business Days’ prior written notice to Recipient and upon Recipient’s written consent, (i) outsource such Service to a third-party provider; (ii) in-source such Service being provided by a third-party provider; (iii) replace a third-party provider of such Service with a new third-party provider; or (iv) terminate or renegotiate the material terms of an agreement pursuant to which a third-party provider will provide such Service; provided, that (A) with respect to clauses (i) and (iii), if such third party provider is in the business of providing such Service and such third party provider provided services to Provider or its Affiliates during the Reference Period, Recipient’s consent shall not be unreasonably withheld or delayed, (B) Provider shall remain ultimately responsible and liable for ensuring that all of its obligations with respect to the nature, quality and standards of care set forth in Section 3.1 are satisfied with respect to any Service provided by each such third party provider, (C) the terms (including pricing) pursuant to which such Service will be provided shall be on terms no less favorable in the aggregate to Recipient than those set forth in Schedule A, and (D) with respect to clauses (i) and (iii) (other than with respect to any Services outsourced as of the date hereof), Provider shall notify each third-party provider who shall perform any Service for Recipient of the confidentiality restrictions set forth herein and shall make commercially reasonable efforts to cause any such third-party provider to comply with confidentiality restrictions at least as stringent as those set forth herein. If Provider outsources any Service to a third-party provider or replaces a third-party provider of any Service with a new third-party provider who meets all of the requirements set forth in the immediately preceding sentence and the aggregate costs to Recipient to receive such Service from such third-party provider are materially less than the amount Recipient is required to pay pursuant to this Agreement for such Service, Recipient shall use its commercially reasonable efforts, and Provider shall use its commercially reasonable efforts to assist Recipient, to enter into an arrangement with such third-party provider for the provision of such Services; provided, that Provider shall be permitted to terminate any such Service after Recipient has entered into such arrangement and except as set forth in Section 7.3, Recipient’s obligation to pay Provider for such Service will cease.

(c) Provider shall have no responsibility or obligation in providing the Services to act as a “fiduciary” (within the meaning of ERISA), and any and all discretionary actions with respect to (i) the management or investment of the assets of any New Benefit Plan or (ii) the establishment or administration of any New Benefit Plan shall be solely the responsibility of Recipient; provided, that this sentence shall not alter or affect the governance provisions under the Stockholders Agreement. In addition, subject to the terms of the Investment Agreement, Recipient shall be solely responsible for all design decisions with respect to New Benefit Plans, including decisions related to eligibility, levels and types of contributions and benefits, levels of funding and insurance, risk shifting, investment options, and payment and distributions terms.

(d) Notwithstanding anything to the contrary herein or in Schedule A, Recipient acknowledges that any input or information provided by Provider in connection with the Services does not constitute accounting, tax, legal, compliance or risk management advice.

ARTICLE IV

Term of Services

Section 4.1 Term of Services.

(a) The provision of Services shall commence on the Closing Date and each Service shall terminate at 11:59 p.m., New York City time on the last day that such Service, as set forth in Schedule A, is required to be provided (including any extensions of the time periods for the provision of such Services pursuant to Section 4.2) (the period for each such Service, the “Service Period”); provided, that Recipient may, in its sole discretion, terminate or reduce any Service, with or without cause, upon thirty (30) days’ written notice of termination or reduction.

(b) Upon any termination or reduction of any Service pursuant to this Article IV, Recipient’s obligation to pay Provider for such Service will cease or reduce commensurately, except as set forth in Section 7.3. Except as set forth in this Section 4.1, no such termination or reduction of any Service will in any way affect Provider’s obligation to provide or make available any other Service provided or required pursuant to this Agreement or Recipient’s obligation to pay for the same, all in accordance with the terms of this Agreement.

Section 4.2 Extension of Service Period. If Recipient desires an extension to the Service Period of any Service outlined in Schedule C, the Recipient may, with at least ten (10) Business Days’ written notice prior to the end of the term (or extended term) of such Service, extend the term of such Service on a month-to-month basis if, and to the extent that, Recipient has used, and continues to use, all diligent efforts to comply with the first sentence of Section 2.1(g), and has complied with the last sentence of Section 3.4, in respect of such Service. For the avoidance of doubt, the Parties agree that the extension to the Service Period of any Service provided pursuant to the Shared Contracts set forth in Schedule D shall be governed by this Agreement and not by Section 4.10 of the Investment Agreement. If Recipient desires an extension to the Service Period of any Service not outlined in Schedule C, Provider, in its sole discretion, may agree to extend the term of such Service.

ARTICLE V

Force Majeure

Section 5.1 Force Majeure Event. Neither Party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control (or beyond the reasonable control of any Person acting on its behalf), including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, acts of the public enemy or terrorism, embargo, fuel or energy shortage, fire, flood, earthquake, tsunami, or acts of God (any such event, a “Force Majeure Event”). In the event of a Force Majeure Event, each Party’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. No fees or expenses shall be incurred by Recipient for Services that are suspended or delayed for the duration of such suspension or delay; provided, that the occurrence of a Force Majeure Event shall not excuse Recipient of its obligation to pay fees for Services rendered by Provider prior to such suspension or delay. Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the Force Majeure Event from a third-party provider at Recipient’s expense.

Section 5.2 Consequences of Force Majeure Event. Provider shall notify Recipient as soon as reasonably practicable upon learning of the occurrence of a Force Majeure Event. If the Force Majeure Event affects the provision of Services by Provider hereunder, (i) Provider shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably and practically possible, (ii) Provider will treat Recipient the same as any other internal or external service recipient of the affected Services, if any, and (iii) at the option of Recipient, the term of any affected Service shall be tolled until such Service is resumed in accordance with the standards set forth in Section 3.1(a). Upon the cessation of the Force Majeure Event, Provider shall use commercially reasonable efforts to resume its performance of any affected Service in accordance with the standards set forth in Section 3.1(a) with the least possible delay. If any Service is interrupted or suspended for more than ten (10) consecutive days, Recipient may immediately terminate the affected Service (including any obligation to pay for such Service), in whole or in part, upon written notice to Provider without any liability to the Provider.

ARTICLE VI

Liabilities

Section 6.1 Consequential and Other Damages. Except in the event of gross negligence, bad faith, fraud or willful misconduct or to the extent awarded against Provider or Recipient pursuant to a claim by a third party for which Provider or Recipient is entitled to indemnification pursuant to Section 6.3(a)(iii) or Section 6.3(b)(iii), as applicable, in no event shall any Party or any of its Affiliates, or any of its or their shareholders, owners, officers, directors, employees, agents or representatives be liable, whether in contract, in tort (including negligence and strict liability), breach of warranty or otherwise, for any special, indirect, incidental, punitive, exemplary, consequential or similar damages which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder.

Section 6.2 Limitation of Liability. Except in the event of gross negligence, bad faith, fraud or willful misconduct, or to the extent awarded against Provider or Recipient pursuant to a claim by a third party for which Provider or Recipient is entitled to indemnification pursuant to Section 6.3(a)(iii) or Section 6.3(b)(iii), as applicable, in no event shall the aggregate damages for which each Party and its Affiliates, and any of its or their respective shareholders, owners, directors, officers, employees, agents or representatives, taken together, shall be liable in connection with or as a result of this Agreement or the Services exceed the aggregate amount of Service fees and expenses (including any reimbursement of expenses pursuant to Section 2.1(d)) paid or to be paid by Recipient to Provider under this Agreement, with such amount calculated as the maximum fee for such Services, based on the fees set forth in Schedule A in respect of such Service that are contemplated to be paid during the term of this Agreement for such Services.

Section 6.3 Indemnity.

(a) Recipient and its Affiliates hereby agree, jointly and severally, at all times during the term of this Agreement and thereafter, to indemnify Provider and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Losses arising out of or in connection with any third party suit, action or other proceeding arising from or in connection with (i) any grossly negligent act or omission by Recipient or any of its Affiliates (excluding, for the avoidance of doubt, Seller Parent and its Affiliates), and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, related to the receipt of Services under this Agreement, (ii) a breach of any provision of this Agreement by Recipient, (iii) claims brought by a third party that Recipient’s use of Intellectual Property provided as a Service is not within the scope of the license from Provider to Recipient for such Intellectual Property, and such unauthorized use infringes, misappropriates, dilutes or violates the Intellectual Property of such third party or (iv) liability or claims arising under Title I of ERISA with respect to any New Benefit Plan of Recipient; provided, however, that Recipient and its Affiliates shall not be required to indemnify Provider or any of its Affiliates against any Losses that shall have resulted from Provider Withholding Taxes.

(b) Except with respect to Sales Taxes, Provider Withholding Taxes and other withholding Taxes, which are governed by Section 6.3(c), Provider and its Affiliates hereby agree, jointly and severally, at all times during the term of this Agreement and thereafter, to indemnify Recipient and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Losses arising out of or in connection with any third party suit, action or other proceeding arising from or in connection with (i) any grossly negligent act or omission by Provider or any of its Affiliates (excluding, for the avoidance of doubt, Company and its Affiliates), and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, related to the provision of Services under this Agreement, (ii) a breach of any provision of this Agreement by Provider or (iii) claims brought by a third party that Provider’s provision of any Service, or its use of Intellectual Property, infringes, misappropriates, dilutes or violates the Intellectual Property of such third party.

(c) Provider and its Affiliates hereby agree, jointly and severally, at all times during the term of this Agreement and thereafter, to indemnify Recipient and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Sales Taxes Provider has failed to pay to the applicable Governmental Body to the extent required under Section 3.3 (except to the extent

Recipient has not paid Sales Taxes to Provider to the extent required under Section 3.3), Provider Withholding Taxes and other withholding Taxes imposed on payments under, or otherwise for Services provided pursuant to, this Agreement.

(d) No right of indemnification shall exist under this Agreement with respect to matters for which indemnification may reasonably be claimed under the Investment Agreement, it being the intent of the Parties that claims that are addressed under the Investment Agreement shall be governed solely by the Investment Agreement. No right of indemnification shall exist under the Investment Agreement for claims arising out of the performance of this Agreement, it being the intent of the parties that such claims shall be solely governed by the provisions of this Agreement. Notwithstanding the foregoing, no claim for indemnification made under this Agreement shall be denied solely based on the preceding two sentences if such claim was initially brought under the Investment Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement, and except for the preceding sentence, none of the indemnifications provided in this Agreement shall in any way be deemed to limit, or otherwise impair a Party’s right to indemnification under any provision of the Investment Agreement.

(e) The provisions of Section 9.6 of the Investment Agreement (“Procedures for Indemnification”) shall apply to indemnification claims under this Agreement mutatis mutandis.

(f) Each Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses subject to indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

ARTICLE VII

Termination

Section 7.1 Termination. This Agreement shall terminate on the earliest to occur of (a) the latest date on which any Service is to be provided as indicated on Schedule A, (b) the date on which the provision of all Services has terminated or been canceled pursuant to Article IV, (c) the date on which this Agreement is terminated in its entirety pursuant to Section 7.2 and (d) the date on which the Parties mutually agree in writing that this Agreement shall terminate.

Section 7.2 Breach of Agreement. If either Party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including, but not limited to, any failure to perform any Service (except to the extent excused pursuant to Article V) or to make undisputed payments when due (and, upon resolution of any disputed amounts in accordance with Section 8.5 in favor of Provider, such disputed amounts), and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party (or, if not curable within such period, within sixty (60) days after receipt of such notice; provided such Party has commenced and continues diligently to pursue such cure), the non-breaching Party may terminate this Agreement, in whole or in part, including the provision of Services pursuant hereto, immediately by providing written notice of termination. In addition, either Party may terminate this Agreement, effective immediately upon written notice, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing.

Section 7.3 Sums Due; Effect of Termination. In the event of a termination of this Agreement, Provider shall be entitled to all undisputed outstanding amounts due from Recipient for the provision of Services rendered prior to the date of termination and, upon resolution of any disputed amounts in accordance with Section 8.5 in favor of Provider, such disputed amounts. In the event of a termination of this Agreement or any Services, (i) Provider will promptly return to Recipient any of Recipient’s equipment and materials containing the Recipient’s Information that are in Provider’s possession or control and that are not required for use in connection with any non-terminated Services, (ii) Recipient will promptly return to Provider any of Provider’s equipment and materials containing Provider’s Information that are in the Recipient’s possession or control and that are not required for use in connection with any non-terminated Services, (iii) if either Party or an Affiliate thereof receives an inquiry or request for information or documentary material from any Governmental Body with respect to this Agreement, then such Party shall use commercially reasonable efforts to provide, or cause to be provided, to such Governmental Body, as promptly as practicable and after consultation with the other Party, an appropriate response to such inquiry or request, and (iv) if requested by Recipient, and at Recipient’s sole expense, Provider shall continue to provide the Migration Services and Separation Services in accordance with Section 2.1(g) and Section 2.1(h).

Section 7.4 Survival. Upon termination of any Service in accordance with this Agreement, Provider will have no further obligation to provide such terminated Service. Notwithstanding anything herein to the contrary, Article VI and Article VIII and Section 7.3 and this Section 7.4 shall survive any termination of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1 Notice. The procedures specified in Section 11.2 of the Investment Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

Section 8.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Party; provided, that (i) Recipient may assign any of its rights and obligations under this Agreement to one or more (A) of its wholly owned Subsidiaries, (B) of its Affiliates (so long as such Affiliate is the Company or a Company Subsidiary) or (C) successors-in-interest to all or a portion of the business of Recipient or of Affiliates of Recipient receiving Services; provided, further, that no assignment by Recipient to any such Subsidiary, Affiliate or successor-in-interest shall in any way affect Provider’s rights or relieve Recipient of any of its obligations under this Agreement, and (ii) Provider may delegate performance of all or any part of its obligations under this Agreement, including the obligation to provide any Service or any portion thereof, to (A) any Affiliate of Provider or (B) subject to the requirements of Section 3.7(b), one or more third parties; provided, that no such delegation by Provider to any such Affiliate or, subject to Section 3.7(b), any such third party shall in any way affect Recipient’s rights or relieve Provider of any of its obligations under this Agreement. Any purported assignment in violation of this Section 8.2 shall be void.

Section 8.3 Confidentiality.

(a) In the course of the provision or receipt of Services, each Party may need to disclose or make accessible to the other (for purposes of this Section 8.3(a), the Party disclosing or making accessible such information shall hereinafter be referred to as the “Disclosing Party”, and the Party receiving such information shall hereinafter be referred to as the “Receiving Party”) certain information which is either non-public, confidential or proprietary in nature (collectively, the “Information”); provided, that for the purposes of this Agreement, Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Affiliates or contractors and through no violation of this Agreement or the Investment Agreement, (ii) the Receiving Party can establish is available to the Receiving Party as of the date of this Agreement without an obligation to keep such information confidential, (iii) becomes lawfully available to the Receiving Party from a source other than the Disclosing Party and through no violation of this Agreement or the Investment Agreement, provided, that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party or (iv) the Receiving Party can establish is independently developed by the Receiving Party without use of, or reference to, any other Information.

(b) The Receiving Party shall hold in confidence and not disclose to any third party any Information received by it in connection with this Agreement from the Disclosing Party, and it shall use all Information received by it in connection with this Agreement from the Disclosing Party solely as necessary for the provision or receipt of the Services (and for no other purpose whatsoever) and it shall take the same degree of care with the Disclosing Party’s Information as it uses with its own, but in no event less than a reasonable degree of care; provided, that Provider may disclose the Information (i) to those of its Subsidiaries or to third parties that provide Services or to any directors, members, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and service providers) of any such Person, but only to the extent necessary for such Subsidiaries, third parties, directors, members, officers, employees, agents and advisors to carry out the Services, and provided they are bound by confidentiality obligations at least as stringent as those set forth herein, and (ii) to the extent required to be disclosed by Law or the rules of an applicable securities exchange; provided further, that in the case of any disclosures made pursuant to clause (ii), to the extent legally permitted (as determined on the advice of counsel) and not otherwise prohibited by Law, the Receiving Party shall, and shall direct its representatives to, promptly notify the Disclosing Party in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with this Section 8.3. In the event no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with this Section 8.3, the Receiving Party shall, without liability hereunder, furnish only that portion of the Information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that the Information will be accorded confidential treatment.

(c) The Receiving Party shall inform any and all of its Affiliates, officers, directors, controlling persons, partners, employees, agents or representatives (“Representatives”) that receive Information of the Disclosing Party of the confidential and proprietary nature of such Information and shall direct such Representatives to treat such Information as strictly proprietary and confidential. The Receiving Party shall establish procedures to ensure that the Information is properly protected and monitored for purposes of complying with this Section 8.3. The Receiving Party agrees to be responsible for any breach of this Section 8.3 by any of its Representatives.

Section 8.4 Ownership of Intellectual Property.

(a) Except as otherwise expressly provided in this Agreement or the Investment Agreement, each of the Parties and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, derivative works, additions or enhancements thereof. No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this

Agreement, each Party (the “Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (other than pursuant to Section 8.2), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use such Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. Upon the expiration or termination of this Agreement or an applicable Service, the Licensee shall cease use of the Licensor’s Intellectual Property and shall return or destroy at the Licensor’s request all Information or embodiments of Intellectual Property provided in connection with this Agreement. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties or their respective Affiliates.

(b) Subject to the limited license granted in Section 8.4(a), in the event that any Intellectual Property is created, developed, written or authored by a Party in connection with the performance or receipt of the Services by such Party, all right, title and interest throughout the world in and to all such Intellectual Property shall vest solely in such Party unconditionally and immediately upon such Intellectual Property having been created, developed, written or authored, unless the Parties agree otherwise in writing.

(c) To the extent title to any Intellectual Property that is the subject of Section 8.4(b), vests, by operation of Law, in the Party or an Affiliate of the Party that did not create, develop, write or author such Intellectual Property, such Party or Affiliate of the Party hereby assigns to the other Party or its designated Affiliate all right, title and interest in such Intellectual Property and agrees to provide such assistance and execute such documents as such other Party may reasonably request to vest in such Party all right, title and interest in such Intellectual Property.

Section 8.5 Point of Contact; Service Managers; Disputes.

(a) Seller Parent designates Mark Halupnik as its administrative contact for purposes of this Agreement (the “Seller Parent Contract Manager”), and the Company designates John Guthrie as its administrative contact for purposes of this Agreement (the “Company Contract Manager”). Either Party may change its administrative point of contact upon written notice to the other Party.

(b) The initial points of contact for Provider and Recipient, with respect to any matters of day-to-day provisions of the Services, including attempting to resolve any issues that may arise during the performance of the Services, shall be the service managers designated by each of the Parties that are responsible for each of the Services, who shall have the authority to handle such daily operational matters related to the Services (each such person, a “Service Manager”). The Service Managers shall meet regularly or as needed.

(c) Prior to initiating any legal action in accordance with Sections 11.8 and 11.10 of the Investment Agreement, which are incorporated herein by reference pursuant to Section 8.6, any dispute, controversy or claim arising out of, relating to or in connection with the Services or this Agreement, or the breach, termination, or validity thereof (a “Dispute”), shall be resolved by submitting such Dispute in writing first to the relevant Service Manager of each Party, and the Service Managers shall seek to resolve such Dispute through informal good faith negotiation. In the event that any Dispute is not resolved by the Service Managers within five (5) Business Days after the claiming Party verbally notifies the other Party of the Dispute (during which time the Service Managers shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), the Service Managers shall escalate the dispute to the Seller Parent Contract Manager and the Company Contract Manager for resolution. In the event the Seller Parent Contract Manager and Company Contract Manager fail to meet or, if they meet, fail to resolve the Dispute within an additional five (5) Business Days (or such longer time as the Contract Managers may agree), then the claiming Party will provide the other Party with a written “Notice of Dispute,” describing (i) the issues in dispute and such Party’s position thereon, (ii) a summary of the evidence and arguments supporting such Party’s positions, (iii) a summary of the negotiations that have taken place to date and (iv) the name and title of the senior executives or their respective designees who will represent each Party. The senior executives or their respective designees designated in such Notice of Dispute shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute. If such senior executives fail to meet or, if they meet, fail to resolve the Dispute within five (5) Business Days after receipt of the Notice of Dispute, then either Party may pursue the remedy set forth in Section 8.5(d).

(d) If the procedures set forth in Section 8.5(c) have been followed with respect to a Dispute, and such Dispute remains unresolved, either Party may promptly submit the relevant Notice of Dispute, with a copy of the disputed invoice, to an independent third party (the “Arbitrator”), selected by the mutual agreement of the Parties or, if the Parties fail to agree on such third party within ten (10) days of receipt by either Party of a demand for arbitration, at the request of any Party, a third party shall be appointed by the American Arbitration Association (“AAA”) using the listing, striking and ranking method in the Expedited Procedures of the Commercial Arbitration Rules of the AAA then in effect (the “Rules”) for resolution. The Arbitrator shall be engaged solely to determine whether the disputed invoice has been properly rendered and reflects amounts due and owing in accordance with the terms of this Agreement. The arbitration shall be held in accordance with the Rules, except as modified herein. Any time period contained herein or in the Rules may be extended by mutual agreement of the parties or by the Arbitrator for good cause shown. The arbitration shall be held in New York, New York. Each Party shall submit its position in writing to the Arbitrator within ten (10) days of the appointment of the Arbitrator. Within thirty (30) days after receipt of such submissions, the Arbitrator shall make a final written determination and award of the amounts due under the disputed invoice, and such determination and award shall be final, conclusive and binding upon the parties hereto, and may be entered and enforced in any court having jurisdiction. All fees and disbursements of the Arbitrator shall be paid by the Party that is unsuccessful in such arbitration.

(e) A party’s failure to comply with Section 8.5(c) and (d) shall constitute cause for dismissal without prejudice of any legal proceeding.

Section 8.6 General Provisions. Sections 11.1 (Expenses), 11.3 (Severability), 11.4 (Entire Agreement), 11.6 (No Third-Party Beneficiaries), 11.7 (Amendment), 11.8 (Governing Law; Jurisdiction) (provided, however, that the terms of Section 8.5(c) and Section 8.5(d) shall remain in full force and effect and continue to apply with respect to any Disputes); 11.9 (Public Announcements), 11.10 (Waiver of Jury Trial), 11.12 (Waiver of Conflicts; Attorney-Client Privilege), 11.13 (No Presumption Against Drafting Party), 11.14 (Time Periods) and 11.15 (Execution of Agreement) of the Investment Agreement are incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

DEERE & COMPANY

By:	/s/ James M. Field
Name:	James M. Field
Title:	President, Agriculture & Turf Division – Americas, Australia and Global Harvesting & Turf Platforms

JOHN DEERE LANDSCAPES LLC

By:	/s/ David P. Werning
Name:	David P. Werning
Title:	Manager

[Signature Page – Transition Services Agreement]

Schedule A

Transition Services Agreement

Schedule A

TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact
HR-1	Human Resources	Payroll Processing	Through no later than June 30, 2014	$10,100 / month

Provider to provide payroll processing of earnings amounts for salaried payroll employees. This includes the following:

•     Processing earnings data for payroll payments for employees.

•     Processing timely provided changes to employee information.

•     Arranging bank account transfers related to payroll processing.

•     Withholding necessary amounts as required by law.

•     Reporting from the payroll system.

Gross to net payroll calculations are contingent upon ongoing utilization of the current SAP-HR functionality, interfaces and processes for compensation (including pay changes, additions and separations) and benefits (including deduction amounts for medical, dental, 401(k), group and optional life, FSA’s, HSA’s, and any other employee benefit where SAP-HR is the source for payroll deduction).

Recipient must provide customary, reasonable lead time for details of benefit deductions to benefit suppliers (such as for 401(k), medical, dental, life insurance) for changes to be implemented and for services to be provided.

Employer and employee payroll tax remittance and reporting will be provided through outside provider, ADP.

The Provider will fund the weekly Payroll in a manner consistent with the current process. For a given weekly payroll run, Recipient will reimburse the Provider no later than the Wednesday of the week following the processing and payment so long as Provider has provided adequate supporting documentation to Recipient, and subject to Recipient’s right to withhold amounts pursuant to Section 3.1(a).

						John Guthrie	Lyndon Heiselman

HR-2	Human Resources	Health and Welfare Benefits	Through no later than June 30, 2014	$2,000 / month

Services with respect to health and welfare benefits include:

•     Ongoing support with respect to outsourced health and welfare benefits administration (limited to medical, dental, pharmacy, vision, hearing, group life, optional life, short term disability, health savings account, flexible spending account), support for participation in Seller Parent’s 2014 open enrollment, new employee enrollment, status changes during transition period for “life events”, call center for employee eligibility questions and issues, data feeds to vendors, eligibility reporting, introduction to third party COBRA administrator, dependent audits (if applicable) and FMLA administration;

						John Guthrie	Carol Lewis

1

TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact

•     Ongoing HR/Benefits internal staff services, including leave administration, processing of self-insured short-term disability benefits (not including support for modification or addition of STD policy and applicable administration); and

•     Continuation of Seller Parent’s employee contribution rates and COBRA rates for 2014.

With respect to healthcare (medical, pharmacy, vision, hearing and dental), Seller Parent will work with the Recipient to duplicate current plan designs and network access with UnitedHealthcare. Provider will determine eligibility through SAP, including interface to UHC and payroll deduction for employee contributions. If Recipient elects a self-insured arrangement, Seller Parent may, to the extent required by UnitedHealthcare, continue to make claims reimbursement to UnitedHealthcare, subject to prompt reimbursement by Recipient. Healthcare design decisions to be made by Recipient.

With respect to Flexible Spending Accounts, Seller Parent will introduce Recipient to Group Dynamics for purposes of having Recipient establish its own FSA. Provider will determine eligibility through SAP based upon Recipient’s plan design and process payroll deductions, including interface to FSA administrator.

With respect to group and optional life insurance, Seller Parent will introduce Recipient to Minnesota Life Insurance Company for purposes of having Recipient establish its own group and optional life plans. Provider will determine eligibility through SAP based upon Recipient’s plan design and process payroll deductions, including interface to group and optional life administrator.

With respect to Health Savings Accounts, Seller Parent will introduce Recipient to Fidelity for purposes of having Recipient establish its own HSA for eligible employees. Provider will determine eligibility through SAP based upon Recipient’s plan design, process payroll deductions, and provide interface and payment to Fidelity. Services do not include determination of amount of employer contribution. If employer contribution is determined, Provider will interface to Fidelity.

Stock Purchase Plan participation will terminate as of the end of the last payroll period ending prior to the Closing Date.

Services do not include ongoing plan administration, claim issue resolution, payment of claims or administrative expenses or creation of plan documents and summary plan descriptions (SPD), in each case, by Seller Parent or its Affiliates.

Buyer is responsible for all fiduciary decisions from and after the Closing Date and all plan design decisions.

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TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact

HR-3	Human Resources	Retirement Programs	2 months	Included in HR-2

Seller Parent will introduce Recipient to Fidelity for purposes of having Recipient establish its own 401(k) plan as of the Closing Date. Provider services will include: enrollment, determining eligibility through SAP, providing an appropriate interface with 401(k) vendor, processing payroll deductions; and administering a match consistent with the Seller Parent’s match for the transition period.

Services do not include ongoing plan administration, fund line-up selection or creation of plan documents and SPD by Seller Parent or its Affiliates.

Buyer is responsible for all fiduciary decisions from and after the Closing Date and all plan design decisions including future changes to the matching contribution.

						John Guthrie	Carol Lewis

HR-4	Human Resources	HRIS Support	Through no later than June 30, 2014	$15,000/ month	The Seller Parent shall provide access to and ensure continuity of the management of HRIS systems, processes and data tracking for the Recipient to support payroll benefits administration only.	John Guthrie	Julie Atwell

HR-5	Human Resources	General Administrative Support	Through no later than June 30, 2014	$9000/month

The Provider shall provide continuation of: Deere direct call center, transaction processing, relocation services, fleet management, pre-employment services, tuition reimbursement processing, and access to employee pay statements and coordination of safety courses through SkillSoft.

The Provider shall not provide: support for the modification or addition of HR policies and applicable administration; ongoing compensation administration including salary structure development or merit pay delivery date other than 1 March; ongoing job evaluations; ongoing staffing/recruiting (including External Workforce Management); ongoing access to time management system; access to GPM system for 2014 or later; access to JD Learning courses or JD University; SAP-HR eligibility (other than for support of payroll and benefits administration); and ongoing access to ESS/MSS, including career development and succession planning (other than access to employee pay statements).

						John Guthrie	Julie Atwell

HR-6	Human Resources	Historic HR / Benefits data	Through no later than June 30, 2014	Included in HR - 4	The Seller Parent shall provide electronic files (in format of comma delimited file) of historical employee records (e.g., employee compensation and position, training, certifications, etc.) to facilitate a reasonable and timely transfer prior to the end of the transition period. Seller Parent shall provide a comma delimited file of employee performance management documents for the current year plus two previous years.	John Guthrie	Julie Atwell

HR-7	Human Resources	Claim Processing	Through no later than June 30, 2014	At cost without mark-up per Section 2.1(d)	The Provider will continue to fund claim payment accounts corresponding to self-insured health and welfare plans in a manner consistent with the current process through no later than June 30, 2014. For all health and welfare claims paid on behalf of the Recipient by the Provider, Recipient will reimburse the Provider no later than Wednesday of the week following the claim payment by Provider, so long as Provider has provided adequate supporting documentation to Recipient, and subject to Recipient’s right to withhold payment pursuant to Section 3.1(a).	John Guthrie	Carol Lewis

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TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact

The Provider will continue to maintain claim payment accounts corresponding to self-insured health and welfare plans in a manner consistent with the current process through no later than June 30, 2014.

FIN-1	Financial Consolidation	Financial Consolidation Support	6 months	At cost without mark-up per Section 2.1(d)

If requested, Provider will provide support and assistance to Recipient in connection with Recipient performing the month-end and quarter-end consolidation entries. Provider will provide Recipient with reasonable access to subject matter experts to transition knowledge and provide information on the consolidation entries performed by Provider’s Corporate Office prior to closing.

Recipient will be permitted to make consolidation entries that are not consistent with Provider accounting policies.

Recipient will be permitted to maintain access and use of the Provider’s fixed asset system for up to six months after the Closing.

						John Guthrie	Connie Jones

FIN-2	Audit Function Support	General Administrative Support	6 months	At cost without mark-up per Section 2.1(d)	If requested, Provider to (i) provide access to Deere’s corporate accounting, finance and internal audit team to answer questions and provide historical data relating to Provider’s internal audit and external audit function, and (ii) provide assistance in preparation of carve-out financials for the 2013 year end carve out audit, and if relevant, the stub period between fiscal 2013 and the Closing Date. Provider’s input will be limited to preparing required tax calculations as they have been prepared historically (except for any such changes that may be reasonably necessary or appropriate to accommodate the Recipient’s change to its fiscal calendar), providing historic corporate cost information required for allocation calculations, providing accrual data for Recipient’s accruals recorded in the Provider’s financial records, providing telephonic consultations, providing historical data in the form as is, and where mutually agreed, on-site in person meetings. Provider will not provide legal advice.	John Guthrie	T. Schwartz

FIN-3	Customer Financing	John Deere Financial Services	6 months	At cost without mark-up per Section 2.1(d)

Provider to continue to provide credit financing services to Recipient customers as part of the existing John Deere Financial Services program. Services to be provided under the same economic terms as currently provided.

If requested, and within 30 days following the Closing Date, Provider and Recipient to cooperate in good faith to amend the existing agreement, at consistent economic terms, related to the program to provide for continuation of services on an ongoing basis for the duration of Provider’s investment in Recipient.

						John Guthrie	C. Volkert

TAX-1	Tax	Tax Accounting Support	6 months	$5,000/month	If requested, Provider to provide support and assistance to Recipient for the accounting of income taxes during the transition period. Provider will provide all existing schedules and templates to assist Recipient with the calculation and	John Guthrie	Laura Zimmerman

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TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact

preparation of income tax accounting entries. Provider will provide instructions, guidance and training to Recipient as requested to assist with tax accounting knowledge transfer.

TAX-2	Tax	Tax Compliance Support	6 months	Included in TAX-1	If requested, Provider will assist the Recipient’s preparation and filing of the annual tax return for the new legal entity, including, but not limited to, providing historical tax information and schedules as requested by the Recipient.	John Guthrie	Laura Zimmerman

TAX-3	Tax	Ad Hoc Tax Support	6 months	Included in TAX-1	If requested, Provider will be available to respond to Recipient’s ad hoc requests for input on tax accounting and tax compliance matters as needed during the transition period. Provider will respond to requests in a timely manner to allow Recipient to meet all internal and external reporting requirements and regulatory filing deadlines.	John Guthrie	Laura Zimmerman

TAX-4	Tax	Forms 1099	6 months	Included in TAX-1	Provider will assist with the filing of Forms 1099 for calendar year 2013. Form 1099 preparation and filing will be provided through outside supplier, Thomson Reuters.	John Guthrie	Laura Zimmerman

TRE-1	Treasury	Bank Account Transition	6 months	At cost without mark-up per Section 2.1(d)

In the event ownership of the bank accounts is not required to be transferred or access to the bank accounts is not required to be provided by the banks to the Recipient after Closing, Provider will continue to work with the banks to transition the accounts and support establishment of electronic access, and will allow the Recipient to continue to have daily access and authority to the bank accounts through the existing systems.

The Provider will provide bank account and system access to additional personnel as requested by the Recipient. The Provider will continue to have administrative access to the bank accounts through the Provider’s version of the online banking systems during the transition period.

						John Guthrie	Karla Watters

TRE-2	Treasury	Co-mingling of Funds	6 months	No cost

Except to the extent inconsistent with the asset based financing arrangements entered into in connection with the Investment Agreement:

(A) In the event funds belonging to the Recipient are deposited into bank accounts owned by the Provider following Closing, either through check, wire transfer or ACH payment, the Provider is required to forward the funds to the Recipient via wire transfer in the following week, not to exceed 10 business days after receipt. If at any point the cumulative amount of incoming receipts in the Provider owned bank accounts exceeds $200K, the Provider will forward the funds to the Recipient within one business day at the specific request of Recipient; and

(B) In the event funds belonging to the Provider are deposited into bank accounts owned by the Recipient following the Closing, such funds will be remitted to the Provider using the same terms as described above.”

						John Guthrie, TBD	Karla Watters

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TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact

In the event either Party reasonably believes that this service should continue beyond the six month term, such Party will notify the other Party at least 10 days prior to the end of such term and the Parties will enter into a separate side letter arrangement extending this service on terms to be negotiated in good faith.

TRE-3	Treasury	Bank Account Signatories	6 months	At cost without mark-up per Section 2.1(d)

In the event new bank account signatories have not been established and/or account signatories who are employees of the Provider have not been removed from the Recipient’s bank accounts by the Closing, the Provider will continue to assist with the transition of bank account signatories through the transition period.

Any instances where a signature from an authorized signer who is an employee of the Provider is required post-Closing, preapproval from the CFO or member of the Corporate Treasury function of the Recipient is required prior to the signature.

						John Guthrie	Karla Watters

TRE-4	Treasury	ACH Payments	Through March 31, 2014	At cost without mark-up per Section 2.1(d)	In the event that the Recipient is unable to establish ACH payment capabilities prior to the Closing, the Provider will continue to process ACH payments for select rent and sales & use tax payments in a manner consistent with the current process through March 31, 2014.	John Guthrie	Karla Watters

TRE-5	Treasury	JPM E-Funds Services	Through April 30, 2014	At cost without mark-up per Section 2.1(d)	In the event that the Recipient is unable to establish a replacement petty cash solution prior to the Closing, the Provider will continue to provide the Recipient with access to the Provider’s JPM E-Funds program in a manner consistent with the current arrangement through April 30, 2014.	John Guthrie	Karla Watters

TRE-6	Treasury	Purchase Card Program	Through April 30, 2014	At cost without mark-up per Section 2.1(d)	In the event that the Recipient is unable to establish replacement Purchase Card programs prior to the Closing, the Provider will continue to provide the Recipient with access to the Provider’s current Purchase Card program with US Bank in a manner consistent with the current arrangement through April 30, 2014.	John Guthrie	Karla Watters

IT-1	Information Technology	IT Application Support	3 months for Web Series Through no later than June 30, 2014	Included in HR - 4

The Provider shall provide the Recipient with access to all finance IT applications which are not contractually held and maintained at the JDL level, including HRIS, Payroll Processing, fixed asset tracking tools, Web Series treasury system, Business Objects Reporting and any other shared IT applications.

The Provider is responsible for the cost of: (i) all servers used for shared IT applications for the duration of the agreement with the Provider, (ii) licensing shared IT applications and any related software costs, (iii) any external resources utilized during the transition and separation process from Provider to Recipient.

The Provider will provide help desk support for aforementioned shared IT applications, if applicable.

						John Guthrie	Julie Atwell (HRIS); Lyndon Heiselman (other)

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TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact

IT-2	Information Technology	Telecommunications	6 months	At cost without mark-up per Section 2.1(d)	To the extent not contractually and physically transferred to the Recipient by the Closing, the Provider will continue to provide voice and data services to the Recipient under existing contracts negotiated by the Provider. The Recipient will follow current Provider policies and procedures through the duration of the TSA, including billing procedures.	John Guthrie	Paul Fisher

IT-3	Information Technology	Historical Functional Data	6 months	No cost for data transfer	Provider will provide Recipient historical quarterly and monthly functional information for all shared IT applications. Provider to respond in a timely manner to Recipient requests for functional information.	John Guthrie	Paul Fisher

IT-4	Information Technology	Customer Lines	6 months	At cost without mark-up per Section 2.1(d)	Provider will continue to provide access to the services under the agreement with Sprint identified on Schedule D.	John Guthrie	Paul Fisher

IT-5	Information Technology	Microsoft Licenses	As per Schedule E	Microsoft has indicated no cost to transfer or new license fees. Deere has already paid for the licenses in Schedule E.	Transfer of Microsoft licenses in accordance with Schedule E	John Guthrie	Paul Fisher

INS-1	Insurance	Insurance Support	2 months	No cost for data transfer	The Provider shall provide the Recipient with historical exposure, loss history, insurance provider contact details and other insurance data, as requested.	John Guthrie	Nancy Dedecker

				At cost without mark-up per Section 2.1(d)	The Provider shall also provide input to the Recipient with regards to miscellaneous risk management. Provider’s input will be limited to providing telephonic discussions, providing historical data in the form as is, and where mutually agreed, on-site in person meetings. Provider will not provide legal advice.

LEG-1	Legal	Legal Support	2 months	No cost for data transfer	The Provider shall provide the Recipient with historical litigation, claims and other legal data, as requested.	John Guthrie	Joe Adam

				At cost without mark-up per Section 2.1(d)	The Provider shall provide the Recipient with access to Deere legal team personnel to answer any questions on pre-Closing matters that were historically handled at the Deere level.

LEG-2	Legal	Environmental & Remediation	2 months	At cost without mark-up per Section 2.1(d)	The Provider shall continue to provide the Recipient with all environmental and remediation services relating to and required for Recipient’s current operations provided during the twelve months immediately before the Closing.	John Guthrie	Bob Brod

				No cost for data transfer	The Provider shall provide the Recipient with historical environmental and remediation data relating to and required for Recipient’s current operations, as requested.

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TSA ID	Function	Service	Term	Cost	Description	Recipient / JDL Contact	Provider / Deere Contact

LEG-3	Legal	Conversion Filings	6 months	At cost without mark-up per Section 2.1(d)

The Provider shall, upon request, provide input (including information related to recent filings or notifications made by the Provider) to the Recipient relating to any filings and notifications required to be submitted to the Secretary of State of any state where Recipient is registered in connection with Recipient’s change from a “C” corporation to a limited liability company (LLC).

Provider will reimburse Recipient the lesser of 1) $10,000 or 2) 50% of the amount incurred by Recipient to prepare and submit (or cause to be prepared and submitted) such filings and notifications.

In the event that all such filings and notifications have not been completed during the six month term and the Recipient notifies the Provider thereof at least 10 days prior to the end of such term, the Parties will enter into a separate side letter arrangement extending the time period (but changing no other terms) of this Service.

						John Guthrie	Julie Olszweski

RE-1	Real Estate / Facilities	Real Estate Lease Consents	3 months	At cost without mark-up per Section 2.1(d)	The Provider shall cooperate to continue providing service to the Recipient, and assist the Recipient with gaining consent on contracts requiring transfer where consent is not received by Closing.	John Guthrie	Cam McGovern

RE-2	Real Estate / Facilities	CBRE Database	3 months	At cost without mark-up per Section 2.1(d)	Provider to provide continued access to CBRE database which contains Recipient real estate data.	John Guthrie	Cam McGovern

BRAND-1	Branding	Company Branding	6 months	At cost without mark-up per Section 2.1(d)

If requested, Provider shall provide input and support to Recipient in connection with Recipient’s rebranding strategy; provided, that, except as may be provided in this Agreement, the Investment Agreement, required under applicable Law or required under agreements with third-parties, Provider shall not be responsible for filing services with any regulatory authorities.

For the avoidance of doubt, any Services that require use of business names, Marks and Domain Names of Provider shall continue for the time periods and be subject to the terms set forth in Section 8.5 of the Investment Agreement.

						John Guthrie	Bill Becker

OPS-1	Vehicle Leasing	Vehicle Leasing and Maintenance	2 months	At cost without mark-up per Section 2.1(d)	Provider to provide continued access to services provided under the contract with Wheels identified on Schedule D.	John Guthrie	Nancy Flaherty

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Schedule B

Legal, compliance, tax, accounting or risk management advice.

Aviation and travel services.

Long-term disability benefits.

Fiduciary decisions (or advice related thereto) in connection with any health or welfare benefit plan.

Any service that is specifically excluded from the description of Services on Schedule A is deemed to be set forth on this Schedule B.

Preparation and filing of tax returns for post-Closing periods.

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Schedule C

Transition Services Agreement

TSA ID	Function	Service
HR - 1	Human Resources	Payroll Processing
HR - 2	Human Resources	Health and Welfare Benefits
HR - 3	Human Resources	Retirement Programs
HR - 4	Human Resources	HRIS Support
HR - 5	Human Resources	General Administrative Support
HR - 6	Human Resources	Historic HR / Benefits data
HR - 7	Human Resources	Claim Processing
TAX - 1	Tax	Tax Accounting Support
TAX - 2	Tax	Tax Compliance Support
TAX - 3	Tax	Ad Hoc Tax Support
TAX - 4	Tax	Forms 1099
IT - 1	Information Technology	IT Application Support
IT - 2*	Information Technology	Telecommunications
IT - 3	Information Technology	Historical Functional Data
IT - 4	Information Technology	Customer Lines

*	In addition to the conditions set forth in Section 4.2 of this Agreement, any extension of telecommunications services covered by IT-2 will be (a) conditioned upon Recipient having first entered into a new definitive agreement in respect of the applicable Shared Contract no later than April 30, 2014 and (b) limited to providing such Services during a reasonable installation period.

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Schedule D

Verizon Business Service Agreement, between Deere & Company and Verizon Business Network Services Inc., executed by Deere & Company on March 1, 2010.

AT&T Master Agreement, between Deere and Company and AT&T Corp., executed by Deere and Company on October 3, 2013.

Custom Service Agreement, between Deere & Company and Sprint Solutions, Inc., effective as of October 19, 2011.

Software License Agreement, between Deere & Company and SAP America, Inc., effective as of December 14, 2007.

Master Professional Services Agreement, between Deere & Company and Wheels, Inc., effective as of March 11, 2010.

Global Facilities Professional Service Agreement, between Deere & Company and CB Richard Ellis, Inc. effective as of May 1, 2010, as amended and Exhibits thereto

Microsoft Business Agreement, between Deere & Company and MSLI, GP, effective as of January 4, 2001

Microsoft Enterprise Agreement, between Deere & Company and MSLI, GP, effective July 29, 2002

Master Equity Lease Agreement, between John Deere Corp. and Enterprise Leasing Company of Georgia, dated as of December 17, 2003, as amended

Master Service Agreement, between D.L. Peterson Trust, PHH Vehicle Management Services, LLC and Deere & Company, dated as of February 20, 2001, as amended

Software License and Maintenance Agreement, between Deere & Company and Business Objects Americas, effective as of September 29, 2000

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Schedule E

Microsoft Licenses to be transferred from Deere to Landscapes

Transfer in January 2014 (after the deal is finalized)

Quantity	Description	License	License type	Notes

2,590	Microsoft Office 2010 Professional Plus	Perpetual	Device	Client licensing only.

720*	Remote Desktop Services (RDS) Client Access Licenses	Perpetual	Device	Remote Desktop Services (RDS) Client Access Licenses replaced Terminal Server (TS) Client Access Licenses.

14	Microsoft Software Development Network (MSDN) subscriptions	Subscription	User	These are subscriptions not perpetual licenses. They are useable through 31 August 2015.

4	SQL Server 2012 Enterprise Server Edition	Perpetual	Server	SQLSvrEnt ALNG LicSAPk MVL 1Proc
Transfer in June 2014 (after Deere’s Enterprise Agreement with Microsoft expires)
Quantity	Description	License	License type	Notes

1305*	Remote Desktop Services (RDS) Client Access Licenses	Perpetual	Device	Remote Desktop Services (RDS) Client Access Licenses replaced Terminal Server (TS) Client Access Licenses.

2,025	Enterprise Client Access License (eCAL)	Perpetual	Device	Includes Windows Rights Mgmt Services (RMS) CAL; Exchange Ent CAL; Office SharePoint Ent CAL; Office Comm. Server Ent CAL; Office Comm. Server Std CAL; SCOM Client Mgmt Lic. See attached PowerPoint slide.

565	Enterprise Client Access License (eCAL)	Perpetual	User	See attached Client Access License (CAL) PowerPoint on what is covered by eCAL.
Subscription Licenses which expire 01 June 2014
Quantity	Description	License	License type	Notes

565	Windows Software Assurance	Subscription	User	If not renewed, Windows Enterprise must be removed from all of the 565 devices and the Windows version purchased with the hardware must be re-installed.

*	Total RDS CALs transferring is 2,025. Deere owns 720 RDS CALs under Select and can transfer them in January. Remainder are under EA, so must be transferred in June.

Note: Landscapes owned all of their own server licenses. Deere is not transferring any server licenses (Lync, Exchange, Forefront, SharePoint, Server Operating Systems, etc.)

12

565	Microsoft Desktop Optimization Pack (MDOP)	Subscription	User	If not renewed, it must be removed from all 565 devices and use of any MDOP tools must be discontinued.

565	Microsoft Office e-Learning subscription	Subscription	User	If not renewed, e-learning material for Office products would no longer be available to the 565 users.

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Client Access License (CAL)

14